Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
Clinical Data, Inc. Announces FDA Acceptance of New Drug Application
for Vilazodone for the Treatment of Major Depressive Disorder
NEWTON, Mass. – May 24, 2010 – Clinical Data, Inc. (NASDAQ: CLDA), today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing the Company’s New Drug Application (NDA) for vilazodone for the treatment of major depressive disorder (MDD). Vilazodone is a dual-acting potent and selective serotonin reuptake inhibitor and a 5-HT1A receptor partial agonist. The NDA will be subject to a standard review.
“The acceptance of the NDA for review by the FDA is another positive step toward our goal of bringing vilazodone to market, and if approved, vilazodone will offer a novel treatment to the millions of people suffering from depression,” said Carol R. Reed, M.D., Executive Vice President and Chief Medical Officer of Clinical Data.
The NDA submission is based on a comprehensive development program for vilazodone, which included two randomized, double-blind, placebo-controlled Phase III clinical trials. In both of these eight-week trials, the efficacy of vilazodone was shown to be superior to placebo with statistically significant results for the primary endpoint and for multiple secondary measures of the symptoms of depression. Results from efficacy measures in an uncontrolled 52-week study were consistent with these findings. The NDA is supported by a database of nearly 2,900 subjects.
Vilazodone was licensed from Merck Serono, a division of Merck KGaA, Darmstadt, Germany. Under the terms of Clinical Data’s license agreement with Merck Serono, the FDA’s acceptance of the NDA for vilazodone gives rise to a milestone payment to Merck KGaA of €12.5 million (or $15.6 million at May 21, 2010, the NDA acceptance date), payable in 920,901 shares of Clinical Data common stock to be issued within 30 days of the NDA acceptance date. All of the shares issued to Merck KGaA with respect to this milestone payment will be unregistered but carry certain demand and incidental registration rights as provided under the license agreement.
About Depression
Depression is a highly prevalent mood disorder with significant morbidity and mortality. The National Institute of Mental Health estimates that major depressive disorder affects approximately 18.1 million adults in the U.S. and that the medical and social costs of depression in the U.S. in the year 2000 was $83 billion, including both $26 billion in costs of treatment and $57 billion in losses such as absenteeism, reduced productivity at work, and the value of lifetime earnings lost due to suicide-related deaths. Further, approximately 60% of MDD patients have a comorbid psychiatric condition, such as anxiety-related disorders and posttraumatic stress disorder.1 Despite advances in the understanding of pharmacotherapy and the ongoing development of new agents, overall effectiveness is unsatisfactory and approximately two-thirds of patients do not achieve remission with first-line depression therapies.2 More than 212 million prescriptions were written for antidepressants in 2009, and commonly prescribed therapies accounted for approximately $12 billion in sales.3
About Vilazodone
Vilazodone is a novel, dual-acting potent and selective serotonin reuptake inhibitor and 5-HT1A receptor partial agonist in development for the treatment of major depressive disorder. Selective serotonin reuptake inhibitors, which enhance the availability of synaptic serotonin, are approved as safe and effective treatments for depression and 5-HT1A receptor partial agonists have also been shown to be effective for mood disorders including depression and anxiety. Nearly 2,900 patients have been exposed to vilazodone in the clinical development program. The efficacy of vilazodone in the treatment of MDD was shown to be superior to placebo in two randomized Phase III clinical trials. Results of an uncontrolled long-term safety study were consistent with the findings of the placebo-controlled studies. The most common adverse events associated with vilazodone in clinical trials were diarrhea, nausea, and insomnia. Vilazodone is currently not approved by the FDA.
About Clinical Data, Inc.
Clinical Data develops first-in-class and best-in-category therapeutics. The Company is advancing its late-stage drug candidates for central nervous system disorders and cardiovascular diseases, to be followed by promising drug candidates in other major therapeutic areas. Clinical Data combines its drug development and biomarker expertise in an effort to develop products with enhanced efficacy and tolerability to improve patient health and reduce costs. To learn more, please visit the Company’s website at www.clda.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains certain forward-looking information and statements that are intended to be covered by the safe harbor for forward looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about our ability to obtain regulatory approval for, and successfully introduce any of our therapeutic products; our ability to expand our long-term business opportunities; financial projections and estimates and their underlying assumptions; and all other statements regarding future performance. All such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to, risks related to whether vilazodone or any of our therapeutic products will advance further in the clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration and equivalent foreign regulatory agencies and for which indications; whether vilazodone or any of our other therapeutic products will be successfully marketed if approved; and those risks identified and discussed by Clinical Data in its filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements that speak only as of the date hereof. Clinical Data does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Clinical Data’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2009, and Current Reports on Form 8-K filed from time to time by the Company.

CONTACT INFORMATION:
Theresa McNeely
Vice President
Corporate Communications
Clinical Data, Inc.
617-527-9933 x3373
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[1]	Rush A. John et al. Comorbid psychiatric disorders in depressed outpatients: Demographic and clinical features. J Affect Disord 2005 Jul 87 (1):43-55

[2]	STAR*D Study, January, 2006 American Journal of Psychiatry

[3]	IMS Health’s National Prescription Audit and National Sales Perspective